Exhibit 99.1

ClearPoint Neuro Reports Fourth Quarter and Full Year 2024 Results

Achieved Record Revenue for 2024 and Growth of 31%;

Reduced 2024 Operational Cash Burn by 35%

SOLANA BEACH, CA, February 26, 2025 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced financial results for its fourth quarter and full-year ended December 31, 2024.

2024 Full Year and Fourth Quarter Highlights

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Reported fourth quarter 2024 revenue of $7.8 million, a 14% year-over-year increase compared with the fourth quarter of 2023;
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Reported revenue of $31.4 million for the full year 2024, an increase of 31% over 2023 and representing the tenth consecutive year of growth;
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Overall product revenue, including biologics and drug delivery, grew 76% to $18.6 million for the full year as a result of the SmartFrame OR™ platform and ClearPoint Prism® Laser Therapy System and partner progression in clinical trials;
•
Activated six new global centers in the fourth quarter for a total of 25 new centers in 2024, approximately three times our historic activation rate;
•
Continued patient enrollment in numerous cell and gene therapy trials for partners selected in FDA expedited review programs across multiple indications;
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Full early repayment of the principal amount and interest on a $10 million convertible note leaving the Company with no outstanding debt;
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Quarterly operational cash burn of $1.2 million, bringing total 2024 operational cash burn of $9.0 million, a reduction of 35% versus 2023; and
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Reported cash and cash equivalents totaling $20.1 million as of December 31, 2024.

“2024 represented the strongest financial and strategic performance in our history including more than 30% revenue growth, and a 35% reduction in operational cash burn,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “Very importantly we feel that we have entered the next phase of ClearPoint as a company, a phase that we call “Fast. Forward.” This new phase will be represented by three key strategic initiatives. First, we will extend our lead as the premier drug delivery partner for neuro disorders by continuing to build the leading solution in the drug delivery ecosystem including hardware, software, routes-of-administration, clinical support and preclinical drug development services. We will provide best-in-class support to our more than 60 current BioPharma partners as they progress through the global regulatory process to commercialization, including several already selected for expedited review in the United States. Second, we will expand our global footprint and regulatory clearances so that we create worldwide capacity for patients who will benefit from these new cell and gene therapies as they become available. Third, we will accelerate the launch of new fast, simple and predictable products for both the MRI Suite and the Operating Room, increasing hospital throughput and driving sales and scale in our existing accounts. We will train sites on the use of the ClearPoint Neuro technology in both the MRI Suite and the OR to build universal familiarity with our drug delivery ecosystem in anticipation of cell and gene therapy commercialization in the coming years. Everything we do will be to help physicians and hospitals prepare for these regenerative cell and gene therapies that have the potential to transform the treatment for these severe neuro disorders and restore quality of life to countless patients and their families."

Business Outlook

The Company estimates revenue in 2025 to be between $36.0 million and $41.0 million, representing growth between 15% and 31%.

Financial Results – Year Ended December 31, 2024

Total revenue was $31.4 million and $24.0 million for the years ended December 31, 2024 and 2023, respectively.

Biologics and drug delivery revenue, which includes sales of disposable products and services related to customer-sponsored preclinical and clinical trials utilizing our products, increased 27% to $17.3 million for the year ended December 31, 2024, from $13.6 million for the same period in 2023. This increase is attributable to a $3.5 million increase in product revenue resulting from higher demand for disposables as multiple partners progress in their trials, and a $0.3 million increase in service and other revenue related to new preclinical trials and service agreements entered into with our partners for the year ended December 31, 2024, compared to the same period in 2023.

Neurosurgery navigation and therapy revenue, which primarily consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 21% to $10.3 million during the year ended December 31, 2024, from $8.5 million for the same period in 2023. Product revenue increased $2.7 million, or 36%, resulting from newly activated accounts, increased case count, and new product offerings, including SmartFrame OR and Prism Laser Therapy, compared to the same period in 2023. This was partially offset by a decrease in service and other revenue of $0.9 million primarily as a result of pausing a co-development program with one of our Brain Computer Interface partners.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software and related services, increased 107% to $3.8 million for the year ended December 31, 2024, from $1.8 million for the same period in 2023, due to an increase in the placements of ClearPoint navigation capital equipment and software and Prism laser units.

The Company achieved a gross margin of 61% on its sales for 2024, compared to a gross margin of 57% for 2023. The increase in gross margin was primarily due to lower costs for the year ended December 31, 2024 due to the transition to the new manufacturing facility, occurring in 2023, and higher volumes for the year ended December 31, 2024.

Operating expenses were $38.9 million for the full year 2024, compared with $36.1 million for 2023, an increase of 8%. The increase was mainly driven by higher personnel-related expenses, including share-based compensation, as we increased headcount to fuel the expansion of the research and development, clinical, and support organizations, partially offset by a decrease in the allowance for credit losses as a result of subsequent recoveries and lower development costs as a result of reprioritization of certain initiatives.

Financial Results – Quarter Ended December 31, 2024

Total revenue was $7.8 million for the three months ended December 31, 2024, in comparison to $6.8 million for the three months ended December 31, 2023, representing an increase of $1.0 million, or 14%.

Biologics and Drug Delivery revenue, which includes sales of services and disposable products related to customer-sponsored preclinical and clinical trials utilizing our products, increased 4% to $4.2 million for the three months ended December 31, 2024, from $4.1 million for the same period in 2023. The growth is attributable to a $0.6 million increase in product revenue resulting from higher demand for disposables as multiple partners progress in their trials, partially offset by a decrease of $0.4 million in service and other revenue due to a lower number of preclinical studies performed.

Neurosurgery Navigation and Therapy revenue, which primarily consists of disposable product commercial sales related to cases utilizing the ClearPoint system, increased 43% to $2.9 million for the three months ended December 31, 2024, from $2.0 million for the same period in 2023. The increase is driven by higher product revenue resulting from newly activated accounts, increased case count, and new product offerings, including the SmartFrame OR and Prism Laser Therapy, during the three months ended December 31, 2024, compared to the same period in 2023.

Capital equipment and software revenue, consisting of sales of ClearPoint reusable hardware and software and related services, decreased slightly to $0.6 million for the three months ended December 31, 2024, from $0.7 million for the same period in 2023.

Gross margin for the three months ended December 31, 2024, was 61% compared to a gross margin of 59% for the three months ended December 31, 2023.

Operating expenses for the fourth quarter of 2024 were $10.4 million, compared to $8.7 million for the fourth quarter of 2023. The increase was mainly driven by higher personnel costs, research and development, and regulatory fees.

At December 31, 2024, the Company had cash and cash equivalents totaling $20.1 million as compared to $23.1 million at December 31, 2023, with the decrease resulting from the full repayment of debt of $10 million and the use of cash in operating activities of $9.0 million in the year ended December 31, 2024, partially offset by the net proceeds from the public offering of common stock of $16.2 million in the first quarter of 2024 .

Teleconference Information

Investors and analysts are invited to listen to a live broadcast review of the Company's fourth quarter and full year 2024 results on Wednesday, February 26, 2025 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) which may be accessed online here: https://event.choruscall.com/mediaframe/webcast.html?webcastid=2j7boq1J. Investors and analysts who would like to participate in the conference call via telephone may do so at (877) 407-9034, or at (201) 493-6737 if calling from outside the U.S. or Canada.

For those who cannot access the live broadcast, a replay will be available shortly after the completion of the call until March 28, 2025, by calling (877) 660-6853 or (201) 612-7415 if calling from outside the U.S. or Canada, and then entering conference I.D. number 413671. An online archive of the broadcast will be available on the Company's Investor website at https://ir.clearpointneuro.com/.

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct CNS delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

Statements in this press release and in the teleconference referenced above concerning the Company’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, the size of total addressable markets or the market opportunity for the Company’s products and services, the Company’s expectation for revenues, operating expenses, the adequacy of cash and cash equivalent balances to support operations and meet future obligations, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are based on management’s current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: macroeconomic and inflationary conditions; regulatory and policy uncertainty; the introduction of or changes in tariffs, sanctions, or trade barriers; changes in monetary policy; geopolitical trends, such as protectionism and economic nationalism; future revenue from sales of the Company’s products and services; the Company’s ability to market, commercialize and achieve broader market acceptance for new products and services offered by the Company; the ability of our biologics and drug delivery partners to achieve commercial success, including their use of the Company’s products and services in their delivery of therapies; the Company’s ability to maintain its current relationships with biologics and drug delivery partners or enter into new relationships with such partners; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its research and development programs; the ability of the Company to manage the growth of its business; the Company’s ability to attract and retain its key employees; and risks inherent in the research, development, and regulatory approval of the Company’s new products and the new products of its biologics and drug delivery partners. More detailed information on these and additional factors that could affect the Company’s actual results are described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2024, both of which have been filed with the Securities and Exchange Commission, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which the Company intends to file with the Securities and Exchange Commission on or before March 31, 2025. The Company does not assume any obligation to update these forward-looking statements.

Contact:

Investor Relations:

Danilo D’Alessandro, Chief Financial Officer

(888) 287-9109 ext. 3

ir@clearpointneuro.com

CLEARPOINT NEURO, INC.

Consolidated Statements of Operations

(Dollars in thousands, except for share and per share data)

	Years Ended December 31,
	2024	2023
Revenue:
Product revenue	$18,626	$10,603
Service and other revenue	12,764	13,352
Total revenue	31,390	23,955
Cost of revenue	12,268	10,341
Gross profit	19,122	13,614
Research and development costs	12,392	11,709
Sales and marketing expenses	14,478	12,595
General and administrative expenses	11,998	11,756
Operating loss	(19,746)	(22,446)
Other income (expense):
Other expense, net	(40)	(29)
Interest income, net	872	386
Net loss	$(18,914)	$(22,089)
Net loss per share attributable to common stockholders:
Basic and diluted	$(0.70)	$(0.90)
Weighted average shares outstanding:
Basic and diluted	27,027,692	24,605,212

CLEARPOINT NEURO, INC.

Consolidated Balance Sheets

(Dollars in thousands, except for share and per share data)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$20,104	$23,140
Accounts receivable, net	4,713	3,211
Inventory, net	6,863	7,911
Prepaid expenses and other current assets	1,683	1,910
Total current assets	33,363	36,172
Property and equipment, net	2,005	1,389
Operating lease rights of use	3,086	3,564
Software license inventory	103	386
Licensing rights	484	1,041
Other assets	148	109
Total assets	$39,189	$42,661

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,340	$393
Accrued compensation	4,885	2,947
Other accrued liabilities	1,450	1,053
Operating lease liabilities, current portion	557	424
Deferred product and service revenue, current portion	2,121	2,613
Total current liabilities	10,353	7,430

Operating lease liabilities, net of current portion	3,011	3,568
Deferred product and service revenue, net of current portion	436	541
2020 senior secured convertible note payable, net	—	9,949
Total liabilities	13,800	21,488
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized at December 31, 2024 and 2023; none issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, $0.01 par value; 90,000,000 shares authorized at December 31, 2024 and 2023; 27,617,415 and 24,652,729 shares issued and outstanding at December 31, 2024 and 2023, respectively	276	247
Additional paid-in capital	216,483	193,382
Accumulated deficit	(191,370)	(172,456)
Total stockholders’ equity	25,389	21,173
Total liabilities and stockholders’ equity	$39,189	$42,661

CLEARPOINT NEURO, INC.

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(18,914)	$(22,089)
Adjustments to reconcile net loss to net cash flows from operating activities:
Allowance for credit losses (recoveries)	(296)	1,258
Depreciation and amortization	980	626
Share-based compensation	6,907	6,079
Amortization of debt issuance costs and original issue discounts	51	57
Amortization of lease right of use assets, net of accretion in lease liabilities	923	831
Accretion of discounts on short-term investments	—	(126)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(1,206)	(1,804)
Inventory, net	743	1,246
Prepaid expenses and other current assets	262	(113)
Other assets	(39)	22
Accounts payable and accrued expenses	3,105	(649)
Lease liabilities	(869)	(755)
Deferred revenue	(597)	1,697
Net cash flows from operating activities	(8,950)	(13,720)
Cash flows from investing activities:
Purchases of property and equipment	(275)	(717)
Acquisition of licensing rights	—	(334)
Proceeds from maturities of short-term investments	—	10,000
Net cash flows from investing activities	(275)	8,949
Cash flows from financing activities:
Proceeds from public offering of common stock, net of offering costs	16,149	—
Repayment of 2020 senior secured convertible note	(10,000)	—
Proceeds from stock option exercises	21	—
Proceeds from issuance of common stock under employee stock purchase plan	443	506
Payments for taxes related to net share settlement of equity awards	(424)	(210)
Net cash flows from financing activities	6,189	296
Net change in cash and cash equivalents	(3,036)	(4,475)
Cash and cash equivalents, beginning of year	23,140	27,615
Cash and cash equivalents, end of year	$20,104	$23,140
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for:
Income taxes	$62	$—
Interest	$480	$743